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                                                                   EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS


  We consent to the incorporation by reference in the registration statement of MetaTools, Inc. on Form S-3 (to be filed on or about April 25, 1997) of our report dated February 3, 1997, except for Note 16 as to which the date is February 11, 1997, on our audits of the consolidated financial statements and financial statement schedule of MetaTools, Inc. as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996. We also consent to the reference to our firm under the caption "Experts."

/s/ Coopers & Lybrand L.L.P.

Sherman Oaks, California
April 23, 1997